                                                                     EXHIBIT 2.6

                            ASSET PURCHASE AGREEMENT

                                 by and among

                                  AMRE, INC.,

                           AMERICAN REMODELING, INC.

                                      and

                        FACELIFTERS HOME SYSTEMS, INC.,

                                  as Sellers,

                          REUNION HOME SERVICES, INC.,

                                 as Purchaser,

                                      and

                                RONALD W. WAGNER

                               TABLE OF CONTENTS

                                                                             Page
                                                                             ----
ARTICLE I  CERTAIN DEFINITIONS ...........................................    1
ARTICLE II  PURCHASE AND SALE ............................................    4
  Section 2.2 Consideration ..............................................    4
  Section 2.2 Consideration ..............................................    4
  Section 2.3 Limitations of Liabilities Assumed .........................    5
  Section 2.4 NO WARRANTIES ..............................................    5
ARTICLE III CLOSING ......................................................    6
  Section 3.1 Time and Place .............................................    6
  Section 3.2 Transactions at Closing ....................................    6
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS .....................    6
  Section 4.1 Corporate Organization .....................................    6
  Section 4.2 Authority Relative to This Agreement .......................    6
  Section 4.3 Title ......................................................    7
  Section 4.4 Intellectual Property ......................................    7
ARTICLE V COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER
AND WAGNER ...............................................................    7
  Section 5.1 Corporate Organization .....................................    7
  Section 5.2 Charter and Bylaws .........................................    7
  Section 5.3 Authority Relative to This Agreement .......................    7
  Section 5.4 Noncontravention ...........................................    7
  Section 5.5 Governmental Approvals .....................................    8
  Section 5.6 Litigation, etc ............................................    8
  Section 5.7 Financing ..................................................    8
  Section 5.8 Completion of Certain Contracts and Payment of Certain
    Liabilities ..........................................................    8
  Section 5.9 Brokerage Agreements .......................................    8
  Section 5.10 Conduct of the Business ...................................    8
  Section 5.11 Hiring of Former Employees ................................    8
ARTICLE VI  ADDITIONAL AGREEMENTS ........................................    9
  Section 6.1 Certain Tax Matters ........................................    9
  Section 6.2 Bankruptcy Court Approval ..................................    9
  Section 6.3 Notification of Certain Matters ............................    9
  Section 6.4 Announcement ...............................................    9
  Section 6.5 Fees and Expenses ..........................................   10
  Section 6.6 Bulk Sales Waiver ..........................................   10
  Section 6.7 Competition Waiver .........................................   10
  Section 6.9 Storage, Protection and Availability of Records ...........    10
ARTICLE VII CONDITIONS TO CLOSING ........................................   10
  Section 7.1 Conditions to the Obligation of Each Party to Consummate the
    Transactions Contemplated Hereby .....................................   10
  Section 7.2 Additional Conditions to the Obligation of Sellers .........   12
  Section 7.3 Additional Conditions to the Obligation of Purchaser .......   13

ARTICLE VIII TERMINATION .................................................   13
  Section 8.1 Termination ................................................   13
  Section 8.2 Effect of Termination ......................................   14
ARTICLE IX  WAIVER, RELEASES AND INDEMNIFICATION .........................   14
  Section 9.1 Release of AMRE ............................................   14
  Section 9.2 Release of Wagner ..........................................   15
  Section 9.3 Prior Releases to be Given Effect ..........................   15
  Section 9.4 No Waiver of Certain Rights of Wagner ......................   15
  Section 9.5 Survival of This Article IX ................................   15
ARTICLE X MISCELLANEOUS ..................................................   15
  Section 10.1 Notices ...................................................   15
  Section 10.2 Survival of Representations and Warranties ................   17
  Section 10.3 Entire Agreement ..........................................   17
  Section 10.4 Binding Effect; Assignment ................................   17
  Section 10.5 Amendment and Waiver; Rights and Remedies .................   17
  Section 10.6 Severability ..............................................   17
  Section 10.7 GOVERNING LAW..............................................   17
  Section 10.8 Descriptive Headings ......................................   18
  Section 10.9 Gender ....................................................   18
  Section 10.10 References ...............................................   18
  Section 10.11 Counterparts .............................................   18

                             Schedules and Exhibits

Schedule 1.1    - Sales Offices
Schedule 2.1(a) - Leases
Schedule 2.1(b) - Furniture, Fixtures and Equipment of the Sales Offices
Schedule 2.1(c) - Furniture, Fixtures and Equipment of the Algonquin Building
Schedule 2.1(d) - Furniture, Fixtures and Equipment of the Telemarketing Center
Schedule 2.1(f) - Equipment Leases
Schedule 2.1(i) - Telephone Numbers
Schedule 2.2(g) - Liabilities and Obligations

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is dated as of the 12th day of February, 1997, by and among AMRE, Inc., a Delaware corporation ("AMRE"), American Remodeling, Inc., a Texas corporation ("ARI"), Facelifters Home Services, Inc., a Delaware corporation ("Facelifters"), Reunion Home Services, Inc., a Texas corporation ("Purchaser"), and Ronald W. Wagner, formerly an officer and director of AMRE ("Wagner"). AMRE, ARI and Facelifters are sometimes referred to herein individually as a "Seller" and collectively as "Sellers".

                                    RECITALS

     WHEREAS, Sellers are in the cabinet refurbishing and products business; and

     WHEREAS, each Seller is currently a debtor in possession in that certain Chapter 11 bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Bankruptcy Court"), styled In re AMRE, Inc. et al., Case No. 397-30567-SAF-11 (Jointly Administered); and

     WHEREAS, Purchaser, Wagner, AMRE and ARI have previously entered into the Interim Period Letter Agreement (as hereinafter defined); and

     WHEREAS, Purchaser desires to buy and Sellers desire to sell those portions of the cabinet refurbishing and products business of Sellers conducted at the Sales Offices (as hereinafter defined), the Telemarketing Center (as hereinafter defined) and the Algonquin Building (as hereinafter defined) (the "Business"), and to finally, irrevocable, absolutely and unconditionally terminate all rights and obligations of Sellers, and to the extent applicable, the bankruptcy estates of Sellers, in the Business Assets (as hereinafter defined);

     NOW, THEREFORE, in consideration of the above recitals, which constitute a part of this Agreement, the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Wagner and Sellers, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms have the following respective meanings:

     "Agreement" has the meaning specified in the opening paragraph hereof.

     "Algonquin Building" means that certain building located at 1625 E. Algonquin Road, Arlington Heights, Illinois 60005, that is subject to the Algonquin Lease.

     "Algonquin Lease" means that certain lease by and between ARI and Wagner dated January 1, 1996.

     "AMRE" has the meaning specified in the opening paragraph hereof.

     "AMRE Released Parties" has the meaning specified in Section 9.1.

     "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

     "ARI" has the meaning specified in the opening paragraph hereof.

     "Assumed Liabilities" means (a) the obligations of each of the Sellers under the Leases and (b) the liabilities and obligations of each of the Sellers set forth on Schedule 2.2(g) hereto.

     "Bankruptcy Court" has the meaning specified in the Recitals.

     "Business" has the meaning specified in the Recitals.

     "Business Assets" has the meaning specified in Section 2.1 hereof.

     "Cash Purchase Price" means the amounts specified in subsections (a), (b) and (c) of Section 2.2 hereof.

     "Claims" means any and all losses, claims, causes of action, lawsuits, liabilities, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements.

     "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Encumbrances" means liens, charges, pledges, options, mortgages, security interest, claims (including, without limitation, trust fund claims), restriction (whether on voting, sale, transfer, disposition or otherwise) and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

     "Equipment Leases" means those equipment leases set forth on Schedule 2.1(f) hereto.

     "FF&E" means the furniture, fixtures and equipment set forth on Schedule 2.1(b), Schedule 2.1(c) and Schedule 2.1(d) hereto.

     "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

     "Interim Period Letter Agreement" means that certain letter agreement dated January 27, 1997, by and among AMRE, ARI, Purchaser and Wagner.

     "Inventory" means all inventory (including raw materials, work-in-progress and finished goods) and related spare parts and supplies with respect to the Business that is owned by a Seller, located at all Sales Offices, the Telemarketing Center and the Algonquin Building, and on hand at the Closing, but does not include any inventory (including raw materials, work-in-progress and finished goods) and related spare parts and supplies with respect to the Business that is subject to a valid claim for reclamation.

     "Leases" means those real property leases set forth on Schedule 2.1(a) hereto and for which any necessary consents of lessors to the assignment to Purchaser have been obtained prior to the Closing Date.

     "Proceedings" means all proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

     "Purchaser" has the meaning specified in the opening paragraph hereof.

     "Sale and Assignment Hearing" has the meaning specified in Section 6.2 hereof.

     "Sale and Assignment Motion" has the meaning specified in Section 6.2 hereof.

     "Sale and Assignment Order" has the meaning specified in Section 6.2 hereof.

     "Sales Offices" means those offices of AMRE, ARI or Facelifters, as the case may be, set forth on Schedule 1.1 hereto.

     "Seller" and "Sellers" have the meanings specified in the opening paragraph hereof.

     "Separation Agreement" means that certain Separation Agreement, dated as of December 1, 1995, by and between Wagner and AMRE.

     "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof. Such term shall include any interest, penalties or additions attributable to such assessments.

     "Telemarketing Center" means that certain telemarketing center of AMRE located at 1591 Robert J. Conlan Blvd., Palm Bay, Florida 32905.

     "Toll-Free Numbers" means those "800" and toll-free numbers used by either or both of Sellers in connection with the Business.

     "Trademark" has the meaning specified in Section 2.1(g) hereof.

     "Wagner" has the meaning specified in the opening paragraph hereof.

                                   ARTICLE II
                               PURCHASE AND SALE

     Section 2.1 Business Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date Sellers will sell, assign, transfer, convey and deliver to Purchaser free and clear of all Encumbrances, and Purchaser will purchase, acquire and receive an assignment, a conveyance and the delivery of the following assets of each of the Sellers (all such assets included in this Section 2.1 are herein collectively referred to as the "Business Assets"):

     (a) all rights of each of the Sellers in, under and to each of the Leases listed on Schedule 2.1(a) hereto, it being understood that Purchaser is not acquiring any fee title to real property;

     (b) all furniture, fixtures and equipment that is located at the Sales Offices and listed on Schedule 2.1(b) hereto;

     (c) all furniture, fixtures and equipment that is located in the Algonquin Building formerly leased by ARI from Wagner pursuant to the Algonquin Lease and listed on Schedule 2.1(c) hereto;

     (d) all furniture, fixtures and equipment that is located in the Telemarketing Center and listed on Schedule 2.1(d) hereto;

     (e)  the Inventory;

     (f) all rights of each of the Sellers in, under and to each of the Equipment Leases listed on Schedule 2.1(f) hereto;

     (g) all right, title and interest of each Seller, if any, in the trademarks, service marks and trade names "Kitchen Magic" and all related goodwill of the Business associated therewith (collectively, the "Trademark");

     (h) all books, records and customer lists owned and used by each of the Sellers in connection with the Business; and

     (i) all telephone numbers, including the Toll-Free Numbers, used by each of the Sellers in connection with the Business and listed on Schedule 2.1(i) hereto.

      Section 2.2 Consideration. The aggregate consideration for the Business Assets, which is in addition to, and not in lieu of, any and all consideration given by Purchaser pursuant to the Interim Period Letter Agreement, shall consist of :

     (a) cash in the amount of Six Hundred Seventy-Five Thousand Dollars ($675,000) for FF&E;

     (b) cash in an amount equal to 30% of the cost of Inventory on hand as of the date of the Closing and used in the Business, excluding obsolete, damaged and scrap Inventory;

     (c) cash in the amount agreed upon at least three (3) days prior to the Closing by Purchaser and Sellers for obsolete, damaged and scrap Inventory;

     (d) release of Claims of Purchaser and Wagner associated with the Algonquin Lease, including, without limitation, any and all claims for unpaid rent and other charges under such lease (claims of approximately $400,733) and any and all claims in connection with rejection of such lease, including, without limitation, any administrative rent claim;

     (e) release of any and all amounts owed to Purchaser and Wagner by Sellers and any and all claims of Purchaser and Wagner under the Separation Agreement (claims of approximately $500,000);

     (f) release of any and all other claims of Purchaser and Wagner against AMRE, ARI and/or Facelifters arising out of accounting and professional reimbursement claims from 1995 (claims of approximately $90,000); and

     (g)  assumption of the Assumed Liabilities.

      Section 2.3 Limitations of Liabilities Assumed. Except for the obligations expressly assumed by Purchaser and/or Wagner under the Interim Period Letter Agreement or this Agreement, Purchaser does not assume or agree to pay, perform or discharge any other liabilities or obligations of any Seller, whether accrued, absolute, contingent or otherwise, including, without limitation, liabilities based on or arising out of or in connection with (a) any defects in work performed by any Seller, (b) any implied or express warranties relating to such work or (c) any pension or other benefit liability relating to any of Sellers' employees.

      Section 2.4 NO WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING, WITHOUT LIMITATION, NO WARRANTY AS TO FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY OF THE BUSINESS ASSETS, AND THE BUSINESS ASSETS ARE TRANSFERRED "AS IS-WHERE IS."

                                  ARTICLE III
                                    CLOSING

      Section 3.1 Time and Place. The Closing shall be held at 9:00 a.m. (local time), at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, on the fifth business day following the date on which the Sale and Assignment Order becomes final and is no longer subject to stay, or at such other time or place as the parties shall mutually agree in writing.

      Section 3.2    Transactions at Closing.

     (a)  Sellers shall deliver to Purchaser at the Closing:

          (i) a bill of sale conveying the Business Assets, other than the Leases and the Equipment Leases, to Purchaser, signed by each Seller;

          (ii) an assignment and assumption agreement with respect to each of the Leases and the Equipment Leases;

          (iii)  an assignment of the Trademark;

          (iv) the books, records and customer lists listed on Schedule 2.1(g) hereto; and

          (v)    the certificate contemplated by Section 7.3.

     (b)  Purchaser and Wagner, as applicable, shall deliver to Sellers at the
          Closing:

          (i)    a wire transfer in the amount of the Cash Purchase Price;

          (ii) an assignment and assumption agreement with respect to each of the Leases and Equipment Leases;

          (iii)  the certificates contemplated by Section 7.2; and

          (iv)   the opinion of counsel contemplated by Section 7.2.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLERS"

      Each Seller represents and warrants to Purchaser and Wagner as follows:

      Section 4.1 Corporate Organization. Each of AMRE and Facelifters is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ARI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

     Section 4.2 Authority Relative to This Agreement. Each Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by such Seller's Board of Directors, and no other corporate proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance by it of this Agreement and the consummation by such Seller of the transactions contemplated hereby.

     Section 4.3 Title. Either AMRE, ARI or Facelifters owns good and marketable title to the FF&E and the Inventory.

     Section 4.4 Intellectual Property. None of AMRE, ARI or Facelifters has taken any action to impair the use of the Trademark since acquiring any rights to such Trademark from Wagner. After the Closing, (a) no person or business entity other than Purchaser will be authorized, directly or indirectly, to use the Trademark, and (b) Sellers shall not object to Purchaser's use of the "Century 21" trademark and shall have no right to royalties or other payments from Purchaser on account of Purchaser's use of the "Century 21" trademark. Sellers shall reasonably cooperate with Purchaser in taking such actions reasonably requested by Purchaser to assist Purchaser in causing TM Acquisition Corporation to allow Purchaser to use the "Century 21" trademark in connection with the Business.

                                   ARTICLE V
                   COVENANTS, REPRESENTATIONS AND WARRANTIES
                            OF PURCHASER AND WAGNER

     Purchaser and Wagner represent and warrant to Sellers as follows:

     Section 5.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

     Section 5.2 Charter and Bylaws. Purchaser has made available to Sellers accurate and complete copies of its articles of incorporation and bylaws, each as currently in effect.

     Section 5.3 Authority Relative to This Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by it of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     Section 5.4 Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the charter or bylaws of Purchaser, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of Purchaser, or (d) violate any Applicable Law (other than any applicable "bulk sales" laws) binding upon Purchaser, except, in the cases of clauses (b), (c) and (d) of this Section 5.4, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of Purchaser or on the ability of Purchaser to consummate the transactions contemplated hereby.

     Section 5.5 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by Purchaser in connection with its execution, delivery or performance of this Agreement or the consummation by it of the transactions contemplated hereby.

     Section 5.6 Litigation, etc. No Proceeding is pending or, to the knowledge of Purchaser, threatened, against Purchaser (a) relating to or affecting any of the Business Assets, other than the bankruptcy case referred to in the Recitals, or (b) that questions the validity of this Agreement or challenges any of the transactions contemplated hereby.

     Section 5.7 Financing. Purchaser has, and at the Closing Date Purchaser will have, such funds as are necessary for the consummation by Purchaser of the transactions contemplated hereby.

     Section 5.8 Completion of Certain Contracts and Payment of Certain Liabilities. In addition to, and not in lieu of, the consideration set forth in this agreement, Purchaser shall remain liable for any and all amounts contemplated by, and any and all obligations under, the Interim Period Letter Agreement, including, without limitation, (a) completion all contracts and/or sales entered into by Purchaser as contemplated by paragraph I.3. of the Interim Period Letter Agreement, and Purchaser shall pay all amounts specified under paragraph I.3. of the Interim Period Letter Agreement, and (b) payment of any and all amounts and fees that have become or may become due and owing as a result of the Purchaser's use of radio and television commercials referred to in the Interim Period Letter Agreement.

     Section 5.9 Brokerage Agreements. Purchaser and Wagner shall hold Sellers harmless against any broker, finder, consultant or other intermediary retained directly or indirectly by Purchaser and/or Wagner in connection with the transactions contemplated by this Agreement who would be entitled to any commission or broker's or finder's fee in connection with the transactions contemplated hereby.

     Section 5.10 Conduct of the Business. From and after the date hereof through the Closing Date, Purchaser shall continue to operate the Business in accordance with the terms of the Interim Period Letter Agreement and subject to Bankruptcy Court action.

     Section 5.11 Hiring of Former Employees. With respect to hiring decisions, Purchaser shall give preference to former employees of Sellers employed in connection with the Business. Notwithstanding the foregoing, Purchaser shall have no obligation to employ any employee of either of the Sellers or in any manner whatsoever be responsible for the payment of any compensation, severance and/or termination pay relating to any former employee of either of the Sellers or due to any union or other labor organization. In the event that Purchaser elects to employee any former employee of a Seller, Purchaser shall be responsible for all salary and other compensation solely to the extent that the same accrues and becomes payable to such employee after the inception of such employee's employment by Purchaser. Purchaser shall assume no liability for any obligation of either of the Sellers associated with the current or former employees or independent contractors of a Seller.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     Section 6.1 Certain Tax Matters. Any sales Tax or transfer Tax or similar Tax upon the transfer of the Business Assets to Purchaser shall be borne by Sellers. All other taxes with respect to the Business Assets which are assessed or become due prior to the Closing Date shall be borne by Sellers, subject to reimbursement if any by Purchaser and/or Wagner pursuant to the Interim Period Letter Agreement.

     Section 6.2 Bankruptcy Court Approval. As promptly as practicable after the date hereof, Sellers shall file a motion (the "Sale and Assignment Motion") with the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, in a form reasonably acceptable to Purchaser, seeking an order (the "Sale and Assignment Order") approving the sale, assignment and transfer of the Business Assets free and clear of all Encumbrances. Prior to the filing of the Sale and Assignment Motion, Sellers shall consult with Purchaser about the scope, manner and form of notice for the hearing on the Sale and Assignment Motion (the "Sale and Assignment Hearing"), and Sellers shall provide proper notice of such motion in accordance with applicable law. If the Sale and Assignment Order shall be appealed by any party (or a petition for certiorari or motion for rehearing or argument shall be filed with respect thereto), Sellers shall take all steps, as may be reasonable and appropriate to prosecute such appeal, petition or motion, or defend against such appeal, petition or motion, and Purchaser shall cooperate in such efforts. Purchaser and Sellers agree to use their best efforts to obtain an expedited resolution of any such appeal.

     Section 6.3 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser and Wagner, and Purchaser and Wagner shall give prompt notice to Sellers, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of





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
Purchaser, Wagner or Sellers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that neither the delivery of nor the failure to deliver any notice pursuant to this Section 6.3 shall limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.4 Announcement. Following the execution of this Agreement, Purchaser shall approve an announcement of Sellers prepared to satisfy the requirements of public disclosure applicable to Sellers, such approval not to be unreasonable withheld by Purchaser. In addition, Sellers and Purchaser agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 6.5 Fees and Expenses. Except as provided in Section 7.1(a)(iv) and Section 8.2(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     Section 6.6 Bulk Sales Waiver. Sellers, Purchaser and Wagner hereby waive compliance by Sellers with the bulk sales law of Chapter 6 of the Uniform Commercial Code or any similar Applicable Law in connection with the sale of the Business Assets contemplated by this Agreement.

     Section 6.7 Competition Waiver. Sellers hereby agree that, in undertaking and performing the actions contemplated by this Agreement, neither Purchaser nor Wagner shall be deemed to have violated or breached any (a) non-competition or similar provision of any other agreement between or among the parties hereto, including, without limitation, the Separation Agreement or (b) provision of any agreement between or among the parties hereto prohibiting or restricting Purchaser or Wagner from hiring any employee or independent contractor of AMRE, ARI or Facelifters.

     Section 6.8 Storage, Protection and Availability of Records. Purchaser agrees to safeguard, protect and store at the current location all of the contracts, books, records, customer lists, purchase orders and customer information relating to the Business acquired by Purchaser pursuant to this Agreement that is located at the Sales Offices, the Telemarketing Center and the Algonquin Building for a minimum of one hundred twenty (120) days from the Closing Date. Purchaser agrees to grant Sellers access to, and allow Sellers to copy, all such contracts, books, records, customer lists, purchase orders and customer information for a minimum of two (2) years from the Closing Date.

                                 ARTICLE VII
                            CONDITIONS TO CLOSING

     Section 7.1 Conditions to the Obligation of Each Party to Consummate the Transactions Contemplated Hereby. The respective obligations of the parties hereto shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     (a) Application. The Sale and Assignment Motion shall have been filed with the Court requesting approval of:

          (i) the assumption and assignment by Sellers to the Purchaser of each of the Leases;

          (ii) the assumption and assignment by Sellers to the Purchaser of each of the Equipment Leases;

          (iii) the sale by Sellers to the Purchaser, free and clear of all liens, claims and encumbrances, of the Business Assets other than the Leases and Equipment Leases;

          (iv) a break-up fee to be paid to Purchaser if the Court fails to approve this Agreement because another offer for the Business or any part thereof has been approved by the Court, to be paid immediately upon the closing of the transaction resulting from such other offer, with such break-up fee to be in the amount of $35,000 for reimbursement of Purchaser's costs and expenses in connection with the negotiation of and activities incident to this Agreement; and

          (v)    the mutual releases provided for in Article IX.

     (b) Findings. The Sale and Assignment Motion shall have requested a finding that, with respect to each Lease and Equipment Lease to be assumed and assigned to Purchaser pursuant to this Agreement:

          (i) AMRE, ARI or Facelifters, whichever is lessee, is not in default under the lease or such default will be waived, or if a default exists under such lease that is not waived, the amount required to be paid by AMRE, ARI or Facelifters to cure such default prior to assumption or assignment of such lease;

          (ii) assignment of such lease to Purchaser does not violate or constitute a breach of such lease; and

          (iii) assumption and assignment of such lease is authorized pursuant to Section 365 of the Bankruptcy Code.

     (c) Good Faith. The Sale and Assignment Motion shall request a finding that Purchaser is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code, and that this Agreement constitutes an arms-length transaction between Sellers and the Purchaser and Wagner.

     (d) Overbids. The Sale and Assignment Motion shall have included an express requirement that the first overbid, if any, offered in competition with the offer represented by this Agreement, offer at least $35,000 more in total consideration than the total consideration offered by Purchaser under this Agreement, and that each subsequent competing bid represent at least an additional $5,000 in cash more than the immediately preceding bid. For purposes of establishing the value of total consideration offered by Purchaser, the Sellers have determined that the non-cash consideration offered by Purchaser is valued at no less than $90,000.

     (e) Hearing. The Sale and Assignment Motion shall have been brought on for the Sale and Assignment Hearing on or before March 31, 1997.

     (f) Order. The Sale and Assignment Order by the Court in form satisfactory to counsel to Purchaser and Wagner shall have been entered granting the relief requested pursuant to the Sale and Assignment Motion, and the Sales and Assignment Order shall have been entered by March 31, 1997 and not stayed.

     (g) No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a Governmental Entity, and no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Entity, which prevents consummation of the transactions contemplated by this Agreement and which is in effect on the Closing Date; no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against Purchaser of any of their respective affiliates, associates, officers or directors seeking to prevent or challenging the transactions contemplated by this Agreement; and no Proceeding before a court of competent jurisdiction shall have been commenced (and be pending on the Closing
          Date) against Purchaser or Sellers or any of their respective affiliates, associates, officers or directors seeking to prevent or challenging the transactions contemplated hereby and seeking material damages in connection therewith.

      Section 7.2 Additional Conditions to the Obligation of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement is also subject to the fulfillment of each of the following conditions:

     (a) The representations and warranties of Purchaser and Wagner set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

     (b) Purchaser and Wagner shall have performed each obligation to be performed by it or him, as the case may be, hereunder on or prior to the Closing Date.

     (c) Sellers shall have received such certificates of Purchaser dated the Closing Date, signed by officers of Purchaser and others, to evidence compliance with the conditions set forth in Section 7.1 and this
          Section 7.2 as may be reasonably requested by Sellers.

     (d) Sellers shall have received an opinion of Klein & Associates or Hughes & Luce, L.L.P., counsel to Purchaser, dated the Closing Date, with respect to the due organization of Purchaser and the due authorization, execution and delivery of this Agreement by Purchaser. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Purchaser and by government official and upon such other documents and data as such counsel deems necessary.

     (e)  Sellers shall have received the documents listed below:

          (i) A copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby, certified by the secretary or an assistant secretary of Purchaser.

          (ii) A certificate from each of the Secretary of State of Texas and the Comptroller of the State of Texas dated not more than five
                 (5) days prior to the Closing Date, as to the legal existence and good standing of Purchaser under the laws of such state.

      Section 7.3 Additional Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is also subject to fulfillment of each of the following conditions:

     (a) Sellers shall have performed each obligation to be performed by them hereunder on or prior to the Closing Date.

     (b) Purchaser shall have received such certificates of Sellers, dated the Closing Date, signed by officers of Sellers and others, to evidence compliance with the conditions set forth in Section 7.1 and this
          Section 7.3 as may be reasonably requested by Purchaser.

     (c) Purchaser shall have received a copy of the Sale and Assignment Order authorizing the execution, delivery and performance by the Sellers of this Agreement.

                                  ARTICLE VIII
                                  TERMINATION

     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

     (a)  by mutual written consent of Purchaser or Sellers;

     (b) by either Purchaser or Sellers if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by Sellers if Sellers receive, and the Court approves, a bona fide third-party offer to acquire all or substantially all of the Business Assets on terms and conditions determined in good faith by Sellers which offer meets the following conditions:

          (i) the third-party offer represents a higher and better offer than the transaction set forth herein (which determination shall include reference to price and contractual terms and conditions);

          (ii) the third party is reasonable certain to pay the purchase price under such offer in cash upon closing of such transaction; and

          (iii) any initial third-party offer is determined to be a higher offer than the transaction set forth herein by at least Thirty-Five Thousand Dollars ($35,000), and any subsequent third-party offers are in increments of not less than Five Thousand Dollars ($5,000).

      Section 8.2    Effect of Termination

     (a)  In the event of the termination of this Agreement pursuant to Section
          8.1 by Purchaser or Sellers, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have not effect, and there shall be no liability hereunder on the part of Purchaser or Sellers or any of their respective directors, officers, employees, stockholders or representatives, except that the agreements contained in this Section 8.2 and in Sections 5.10 and 6.5 shall survive the termination hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

     (b) If termination of this Agreement is pursuant to Section 8.1(c), Sellers agree to provide in a motion to the Bankruptcy Court for payment to Purchaser of Thirty-Five Thousand Dollars ($35,000) to reimburse Purchaser's costs, expenses and loss. Sellers and Purchaser agree that this is fair consideration to induce Purchaser to enter into this Agreement.

                                   ARTICLE IX
                      WAIVER, RELEASES AND INDEMNIFICATION

      Section 9.1 Release of AMRE. Purchaser and Wagner, on behalf of themselves and, as applicable, their respective successors, assigns, employees, agents, officers, directors, heirs, attorneys and representatives, hereby release and discharge AMRE and its affiliates (including, without limitation, ARI and Facelifters) and their respective officers, directors, employees and agents (the "AMRE Released Parties") from any and all Claims now existing or which may hereafter accrue, whether known or unknown, liquidated or unliquidated, direct or indirect, whether suspected or unsuspected, whether having arisen or hereafter to arise, in each case in any way relating to any acts, events, facts or circumstances associated with or relating to AMRE, ARI, Facelifters, the Business or the transactions contemplated hereby or by the Interim Period Letter Agreement. In addition, Purchaser and Wagner shall indemnify Sellers against any and all damages, costs, expenses, obligations or liabilities, including, without limitation, the reasonable attorneys' fees and disbursements, arising out of any breach by Purchaser or Wagner, as applicable, of the representations and warranties of Purchaser and Wagner contained herein. Without limiting the generality of the foregoing, Purchaser and Wagner hereby release the AMRE Released Parties for any and all unpaid rent, rejection damages or any other Claim whatsoever in connection with the Algonquin Lease. In addition, Wagner hereby releases the AMRE Released Parties from any and all liabilities and/or obligations under the Separation Agreement, including, without limitation, AMRE's obligation under Section 3 of the Separation Agreement to pay Wagner $250,000 on each of December 1, 1997 and December 1, 1999.

      Section 9.2 Release of Wagner. Sellers, on behalf of themselves and their affiliates, successors, assigns, employees, agents, officers, directors, attorneys, and representatives (in their capacity as such), hereby release and discharge Wagner, his agents, heirs, successors, and assigns of and from any and all Claims, whether known or unknown, liquidated or unliquidated, direct or indirect, whether suspected or unsuspected, whether having arisen or hereafter to arise, in each case in any way relating to Sellers or their affiliates, including but not limited to any claims of fraudulent conveyance, actual and constructive fraud, preferential transfers, breach of fiduciary, contractual or other duties, misconduct, conversion, or wrongful action or failure to act, including without limitation any claim based upon Wagner's alleged negligence, which the Sellers or their affiliates or their respective estates ever had, now have or claims to have, or hereafter can, shall or may for any reason have against Wagner arising out of any matter or event relating to Sellers and occurring contemporaneously with or prior to the Closing Date. In connection with the matters subject to the release contained in this Section 9.2, each Seller represents and warrants to Wagner that it has not transferred, assigned or encumbered any Claims subject to the release granted hereby.

      Section 9.3 Prior Releases to be Given Effect. Notwithstanding anything to the contrary in this Agreement, any release provided for herein is in addition to, and does not restrict, alter or negate the scope, effectiveness and validity of any release contained in the Separation

Agreement; any release contained in the Separation Agreement is intended to be left unaltered by this Agreement.

      Section 9.4 No Waiver of Certain Rights of Wagner. Notwithstanding
Section 9.1 hereof, nothing herein shall be construed as a waiver or release by Wagner to any right he may have to indemnification or contribution by Sellers, or under any applicable policy of insurance, with respect to his service as an officer, director or employee of AMRE, ARI, Facelifters, or their affiliates.

     Section 9.5 Survival of This Article IX. The provisions of this Article IX shall survive the Closing indefinitely.

                                   ARTICLE X
                                 MISCELLANEOUS

     Section 10.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, or facsimile, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

     If to Purchaser:

                  Reunion Home Services, Inc.
                  8585 North Stemmons Freeway, First Floor
                  Dallas, Texas 75247
                  Attention: Mr. Ronald W. Wagner
                  Telephone No.: (972) 702-0999
                  Facsimile No.: (972) 702-9986

      with a copy to:

                  Hughes & Luce
                  1717 Main Street, Suite 2800
                  Dallas, Texas 75201
                  Attention: William B. Finkelstein, Esq.
                  Telephone No.: (214) 939-5757
                  Facsimile No.: (214) 939-6100

        If to Wagner:

                  Mr. Ronald W. Wagner
                  45 Masland Circle
                  Dallas, Texas 75230

                  Telephone No.: (972) 702-0999
                  Facsimile No.: (972) 702-9986

      If to Sellers:

                  AMRE, Inc.
                  8585 North Stemmons Freeway, Eighth Floor
                  Dallas, Texas 75247
                  Attention: Mr. J. Gregg Pritchard
                  Telephone No.: (214) 658-6300
                  Facsimile No.: (214) 658-6101

      with a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  1700 Pacific Avenue, Suite 4100
                  Dallas, Texas 75201
                  Attention: G. Michael Curran, Esq.
                  Telephone No.: (214) 969-2800
                  Facsimile No.: (214) 969-4343

     Section 10.2 Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any instrument delivered pursuant hereto shall survive beyond the Closing or a termination of this Agreement for a period of one (1) year.

     Section 10.3 Entire Agreement. This Agreement, including the Schedules, Exhibits and other writings referred to herein (including, without limitation, the Interim Period Letter Agreement) or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 10.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Purchaser, Wagner and Sellers any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.5 Amendment and Waiver; Rights and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     Section 10.6 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     Section 10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE BANKRUPTCY COURT SHALL RETAIN EXCLUSIVE JURISDICTION AS TO ALL MATTERS PERTAINING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY UNTIL THE CLOSING.

     Section 10.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

     Section 10.9 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     Section 10.10 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

     Section 10.11 Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.


                                AMRE, INC., Individually and on behalf of its affiliates, Century 21 Home Improvements, Inc. and Congressional Construction Corporation

                                By: /s/ J. GREGG PRITCHARD
                                   --------------------------------------------
                                      Name: J. Gregg Pritchard
                                           ------------------------------------
                                      Title: President
                                            -----------------------------------

                                AMERICAN REMODELING, INC.

                                By: /s/ J. GREGG PRITCHARD
                                   --------------------------------------------
                                      Name: J. Gregg Pritchard
                                           ------------------------------------
                                      Title: President
                                            -----------------------------------

                                FACELIFTERS HOME SYSTEMS, INC.

                                By: /s/ J. GREGG PRITCHARD
                                   --------------------------------------------
                                      Name: J. Gregg Pritchard
                                           ------------------------------------
                                      Title: President
                                            -----------------------------------

                                REUNION HOME SERVICES, INC.

                                By: /s/ EDWARD SEDALLA
                                   --------------------------------------------
                                      Name: Edward Sedalla
                                           ------------------------------------
                                      Title: Secretary
                                            -----------------------------------

                                 /s/ RONALD I. WAGNER
                                -----------------------------------------------
                                RONALD I. WAGNER

                               OMITTED SCHEDULES
                           REUNION HOME SERVICES, INC.
                            ASSET PURCHASE AGREEMENT


SCHEDULE                                           CONTENTS

Schedule 1.1 Sales Offices of the Debtors from which Reunion Home Services, Inc. purchased assets.

Schedule 2.1(a)                 Real property leases to be assumed by
                                Reunion Home Services, Inc.

Schedule 2.1(b) Furniture, fixtures, and equipment located at the Sales Offices and purchased by Reunion Home Services, Inc. pursuant to the Asset Purchase Agreement.

Schedule 2.1(c) Furniture, fixtures and equipment located at the Algonquin Building and purchased by Reunion Home Services, Inc. pursuant to the Asset Purchase Agreement.


Schedule 2.1(d) Furniture, fixtures and equipment located at the Telemarketing Center and purchased by Reunion Home Services, Inc. pursuant to the Asset Purchase Agreement.

Schedule 2.1(f)                 Equipment leases to be assumed by Reunion Home
                                Services, Inc.

Schedule 2.2(g) Liabilities and obligations assumed by Reunion Home Services, Inc. pursuant to the Asset Purchase Agreement (those liabilities in connection with the equipment leases).

Schedule 2.1(i)                 Telephone numbers to be assumed by Reunion Home
                                Services, Inc.


The Registrant hereby agrees to provide supplemental copies of any and all of the above omitted schedules should the Commission so request.